Exhibit 99.1

Titan Pharmaceuticals Announces Debt Settlement Agreement with Molteni and Horizon

South San Francisco, CA – October 26 2020 – Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), a company developing proprietary therapeutics for the treatment of select chronic diseases utilizing its ProNeura® long-term, continuous drug delivery technology, today announced its entry into an agreement to settle all of its debt obligations with Molteni & C. dei F.lli Alitti Società di Esercizio S.p.A (“Molteni) and Horizon Credit LLC II (“Horizon”). The debt was secured with a lien on all assets of Titan.

Under the terms of the agreement, Molteni and Horizon agreed to settle the approximately $5.2 million of outstanding indebtedness in exchange for the payment by Titan of a total of $1.6 million in cash to Horizon and Molteni, the transfer of certain Probuphine® assets to Molteni, including certain equipment, inventory and non-U.S. Probuphine intellectual property, and the termination of Titan’s rights to future payments under its asset purchase, supply and support agreement with Molteni.

“Reaching agreement on the settlement of the outstanding debt is a major step in the restructuring of Titan, and we appreciate the timely action and cooperation of Molteni and Horizon in accomplishing this goal,” said Dr. DeVarney, President and Chief Operating Officer of Titan. “We are making good progress in closing down the U.S. commercial activities for Probuphine, and except for the required pharmacovigilance and REMS support to health care providers who have patients in treatment, we will have completed this task during the quarter.”

The closing of the agreement is subject to customary closing conditions and Titan’s completion of a financing that will enable it to make the cash payments thereunder. Upon closing, there will be no liens on Titan’s remaining assets, including all the ProNeura® intellectual property.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is a commercial stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The ProNeura technology has the potential to be used in developing products for treating a number of chronic conditions, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to our ability to raise capital, the winding down of U.S. commercial activities related to Probuphine, the development, testing, production and regulatory approval process relating to our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACT:

Stephen Kilmer
Investor Relations
(650) 989-2215
skilmer@titanpharm.com